Exhibit 22

Subsidiary Guarantors
Each of the following subsidiaries of General Dynamics Corporation, a Delaware corporation (the Company), has fully and unconditionally guaranteed on an unsecured, joint and several basis each of the debt securities of the Company listed below.
Subsidiary Guarantors
American Overseas Marine Company, LLC, a Delaware limited liability company
Bath Iron Works Corporation, a Maine corporation
Electric Boat Corporation, a Delaware corporation
General Dynamics Government Systems Corporation, a Delaware corporation
General Dynamics Land Systems Inc., a Delaware corporation
General Dynamics Ordnance and Tactical Systems, Inc., a Virginia corporation
General Dynamics-OTS, Inc., a Delaware corporation
Gulfstream Aerospace Corporation, a Delaware corporation
National Steel and Shipbuilding Company, a Nevada corporation

Debt Securities of the Company Guaranteed by each of the Subsidiary Guarantors
Floating-Rate Notes due May 2020
2.875% Fixed-Rate Notes due May 2020
Floating-Rate Notes due May 2021
3.000% Fixed-Rate Notes due May 2021
3.875% Fixed-Rate Notes due July 2021
2.250% Fixed-Rate Notes due November 2022
3.375% Fixed-Rate Notes due May 2023
1.875% Fixed-Rate Notes due August 2023
2.375% Fixed-Rate Notes due November 2024
3.500% Fixed-Rate Notes due May 2025
3.250% Fixed-Rate Notes due April 2025
2.125% Fixed-Rate Notes due August 2026
2.625% Fixed-Rate Notes due November 2027
3.500% Fixed-Rate Notes due April 2027
3.750% Fixed-Rate Notes due May 2028
3.625% Fixed-Rate Notes due April 2030
4.250% Fixed-Rate Notes due April 2040
3.600% Fixed-Rate Notes due November 2042
4.250% Fixed-Rate Notes due April 2050